FOR IMMEDIATE RELEASE

Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, CFO
John Hickerson, Sr. VP and CMO
ir@ffex.net
(214) 630-8090

Frozen Food Express Industries, Inc.
Announces Improved Third Quarter Profit

Q3/08 vs Q3/07;
Revenue up $17.7 million
Operating income $3.6 million vs $1.3 million year-ago loss
Net Income $1.4 million vs $3.2 million year-ago loss

Dallas, Texas – October 30, 2008 – Frozen Food Express Industries, Inc. (NasdaqGSM: FFEX) today announced a second consecutive profitable quarter, the first such occurrence since 2006.

For the three months ended September 30, 2008, revenue increased by $17.7 million (15.4%) to $132.5 million compared to the same quarter of 2007.  Excluding fuel surcharges, revenue for the 2008 quarter was $2.7 million more than the comparable 2007 period.

There were 86 (4.1%) fewer trucks in service on average during the third quarter of 2008 than in the 2007 quarter.  Non-asset based, intermodal and brokerage service revenue increased 54.2% to a combined $12.8 million during the third quarter of 2008 from $8.3 million during the 2007 quarter.

Income from operations during the 2008 quarter was $3.6 million, compared to an operating loss of $1.3 million in the same quarter of 2007. For the nine months ended September 30, 2008, income from operations was $1.9 million compared to a $5.1 million loss during the comparable 2007 period.

Net income was $1.4 million ($0.08 per diluted share) during the 2008 quarter compared to a $3.2 million ($0.19 per diluted share) net loss last year.  For the nine months ended September 30, 2008, net income was $806 thousand ($0.05 per diluted share) compared to a $4.1 million ($0.24 per diluted share) net loss during the first nine months of 2007.

President and CEO Stoney M. (“Mit”) Stubbs, Jr. had this to say, “It is worth repeating certain points I have previously made, starting with ‘we don’t expect the economy to be any better in 2008 than it was in 2007.  But we do expect our performance this year to be better than it was last year.’  So far this year, revenue has grown by nearly $44 million from 2007 on a steadily improving operating ratio (“O/R”), a key measure of profitability which is calculated as operating expenses divided by revenue.  O/R’s for the most recent four quarters were (sequentially) 104.1%, 101.5%, 100.0%, and 97.3%.

“Operating income for the third quarter alone improved by $4.8 million from the 2007 quarter, the best by far among the most recent four quarters.  And we have improved O/R by 200 basis points when comparing the nine-month period of 2008 versus the same 2007 period.

“As long as we continue to keep our eyes on the key metrics that drive profitability and asset utilization, we can build on the momentum that has gotten us this far.  We see no reason why we won’t deliver a solid year.  Despite the economy, I’ll be looking for more of that momentum in the coming quarters.”

John Hickerson, Senior Vice President and Chief Marketing Officer added, “As Mit commented last quarter, ‘yield (pricing, net of fuel surcharges) continues to improve in large part due to specific actions we have taken, such as implementing a general rate increase in June.’  We said then that we would begin to see the financial impact during the third quarter. We are seeing what we expected.  Third quarter 2008 revenue per hundredweight for our less-than-truckload (“LTL”) services increased by nearly one dollar to $15.04 from $14.14 during this year’s second quarter.

“Tonnage volumes this quarter were less than the same period last year, but as we stated before, we have refined our freight selection process.  We are hauling freight that gives us a shot at a decent profit, and that is beginning to kick in.  Excluding fuel surcharges, LTL revenue for the third quarter of 2008 decreased by 2.9% to $32.9 million from $33.9 million during the 2007 quarter.  Tonnage levels were about 2% higher in last year’s third quarter.  Had the new rates not been fully implemented when they were, third quarter 2008 revenue would have been roughly $2 million less than the $132.5 million we delivered.

“On the truckload side, for the third quarter 2008 and excluding fuel surcharges, revenue per loaded mile increased 2.1% to $1.48 from $1.45 during the 2007 quarter.  Sequentially, revenue per loaded mile increased 5% from $1.41 during the second quarter of this year.  Our average length of haul has decreased 4.2% to 946 loaded miles per shipment from 987 loaded miles during the comparable 2007 quarter. Yield increases when the average length of haul decreases.  That was a contributing factor towards the improvement in our average truckload rates this quarter.

 “Much of our recent success in the area of yield improvement came when the general economy has not been too friendly to anyone, particularly with fuel as volatile as it has been.  We have continued to maintain strict focus on service commitment and performance, our network (and the resulting capacity commitment that we can give to our customers), and our overall commitments to perform.  We rolled out new customer advocacy programs this year, aimed at achieving just that. The success we’ve had around this, as we focused on our customers, has allowed us to maintain pricing integrity in this very erratic time.”

S. Russell Stubbs, Senior Vice President and Chief Operating Officer added, “We’re not that ‘new’ anymore.  But since the executive team took shape beginning two and a half years ago we have focused as much on sequential, quarter-to-quarter progress for many of our metrics as on our results compared to last year.  We still feel that the quarter-to-quarter approach can be more meaningful in many respects. And, for the two most recent quarters, for the first time we have good things to talk about on both comparatives.

 “We continue to focus on our freight network and ability to improve equipment utilization in all aspects of our business.  We will utilize whatever mode of transportation that best fits our network while providing the levels of service that our customers demand.  Truckload loaded miles increased by 2.2% to 36.9 million from 36.1 million during the 2007 quarter, on fewer available trucks than the last year quarter.  For the third quarter of 2008, our truckload empty mile ratio was 9.4% which was much better than the 9.8% ratio achieved during the comparable 2007 quarter, but not as good as the 9.0% in the second quarter of this year.  Therefore, the year-ago comparison tells us we are improving, while the sequential comparison says we still have plenty to do.  We rarely get paid for empty miles, so we prefer not to run them at all.  A contributing factor towards improving our empty mile ratio is our use of the railroads to transport our loaded trailers.  That activity more than doubled from the year-ago quarter.  By optimizing truck-rail movements, we are able to fine-tune our total freight network and provide a reach that we could not achieve if we were strictly asset-based.

“Trucking capacity continues to tighten as carriers have exited the market.  That’s both a good and bad news story.  On the positive side, truckers are striking a balance between the demand for their services and the capacity available to serve those demands.  Last year around this time, the supply and demand curves were not in balance. Too much capacity.  Not enough freight.  We are careful to better plan truck capacity this year.  We will not over-commit that capacity without a very careful review to ensure that we keep pace with the volatile markets.

“On the negative side of the capacity equation is the ability to find and retain qualified drivers in an ever-changing driver market. We did a better job this quarter to ensure that our trucks had drivers as we saw marked improvement in overall utilization of our equipment. We measure asset productivity by revenue per truck per week (“RTW”) excluding fuel surcharges. RTW increased 3.1% to $3,208 from $3,113 during the comparable 2007 quarter.  Our industry continues to see a decline in independent owner-operators as rising costs continue to hurt their bottom line performance.

 “During the third quarter of 2008, our average fuel cost per total mile increased 38% to $0.76 from $0.55 during the comparable 2007.  The per-gallon cost of diesel fuel on average has been much higher this year than last.  During the third quarter of 2008, our effective fuel expense per truckload loaded mile (net of fuel surcharges) declined to $0.23 from $0.24 during the comparable 2007 quarter.   When looking at the average for the entire year (2008) to date, fuel expense per loaded mile declined by 5 cents, compared to the 2007 year-to-date numbers.  Several factors contributed to the declines in our net fuel cost per loaded mile, such as managing idle time, length of haul and the magnitude of empty miles.

“We have nearly concluded our project to turn down the speeds at which our company-operated fleets can operate, from 65 to 62 miles per hour.

“Finally on fuel, we were hit hard in the first half of this year with rapidly rising fuel costs which were only partially offset by fuel surcharges, which usually lag actual fuel costs by up to a week.  In the third quarter, though, we benefited from fuel surcharges because fuel prices were dropping and the lag had a reversed effect.  If we assume no further changes in the price of diesel fuel during the fourth quarter, all else remaining equal, we expect our fourth quarter fuel cost per loaded mile to stabilize to more normal levels.”

Senior Vice President and Chief Financial Officer Tom Yetter commented “Mit has said repeatedly that we did not expect the economy during 2008 to be any better than it was last year.  He was obviously correct on that one, and who knows what 2009 and beyond have in store.  Current economic conditions are the worst in many decades and, according to the experts, are worsening by the week.  That is an obvious concern for everyone.  As of September 30, our debt was $5.8 million and about $38 million of our credit facility was undrawn, meaning that those funds were available to us.  Today, debt is about the same, and cash collected from our customers is holding steady.  Our banks are relatively strong, well-capitalized entities and our credit agreement does not expire until mid-2010.  We expect that our strong balance sheet and the availability of capital will help us through any liquidity needs and will be sufficient to see us through the economic challenges we all face.  We traditionally finance our tractor and trailer fleets from four sources: operating cash flows, proceeds from the sale of retired assets, our credit facility and leasing.  We have seen some of our leasing sources pull back from the market, mostly due to their own cost of capital, credit and liquidity issues, but most of our lessors have kept their lines open and funded what capital needs we had.”

About FFEX
Frozen Food Express Industries, Inc. is a publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items).  Its services extend from Canada, throughout the 48 contiguous United States, into Mexico.  The refrigerated trucking company is the only one serving this market that is full-service – providing truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products.  Its refrigerated less-than-truckload operation is the largest on the North American continent.  The company also provides truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, http://www.ffex.net ..  To join our email alert list, please click on the following link: http://www.ffex.net/irpass.asp?BzID=1065&to=ea&s=0

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management’s current beliefs and expectations and assumptions which are based upon information currently available.  Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions.  These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized.  Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within management’s control and that may cause actual results to differ materially from those projected in such forward-looking statements are national and global economic conditions, demand for the company’s services and products, and our ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, our ability to negotiate favorably with lenders and lessors, the level of credit generally available in the capital markets, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems we use and the other risks and uncertainties described in our filings with the Securities and Exchange Commission.

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Profit and Loss
For the Three and Nine Months Ended September 30,
(In thousands, except per-share amounts)
(Unaudited)

	Three Months		Nine Months
	2008	2007	2008	2007
Revenue	$132,451	$114,730	$378,206	$334,288

Operating expenses
Salaries, wages and related expenses	33,693	31,893	96,524	97,101
Purchased transportation	29,517	30,813	93,141	83,216
Fuel	32,130	21,684	88,694	61,435
Supplies and expenses	14,047	13,911	39,864	40,926
Revenue equipment rent	9,005	7,640	25,734	22,885
Depreciation	4,684	4,592	14,183	14,697
Communications and utilities	1,410	1,169	3,636	3,213
Claims and insurance	2,733	3,125	9,001	12,212
Operating taxes and licenses	1,163	1,188	3,431	3,550
Gains on sale of operating assets	(491)	(799)	(1,096)	(2,331)
Miscellaneous expenses	1,000	772	3,234	2,501
Total operating expenses	128,891	115,988	376,346	339,405
Income (loss) from operations	3,560	(1,258)	1,860	(5,117)
Interest and other (income) expense
Equity in earnings of limited partnership	(200)	(211)	(511)	(418)
Interest income	(12)	(190)	(66)	(571)
Interest expense	74	-	110	-
Sale of non-operating assets and other	200	164	(108)	523
Total interest and other expense (income)	62	(237)	(575)	(466)

Pre-tax income (loss)	3,498	(1,021)	2,435	(4,651)
Income tax expense (benefit)	2,141	2,214	1,629	(522)
Net income (loss)	$1,357	$(3,235)	$806	$(4,129)

Net income (loss) per share of common stock
Basic	$0.08	$(0.19)	$0.05	$(0.24)
Diluted	$0.08	$(0.19)	$0.05	$(0.24)
Weighted average shares outstanding
Basic	16,737	17,293	16,699	17,335
Diluted	17,027	17,293	16,998	17,335

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Consolidated Revenue and Operating Statistics For the Three and Nine Months Ended September 30, (Unaudited)
	Three Months		Nine Months
	2008	2007	2008	2007
Revenue from [a]:
Truckload linehaul services	$54.6	$52.5	$162.0	$159.0
Dedicated fleets	6.8	3.7	18.5	12.1
Total truckload	61.4	56.2	180.5	171.1
Less-than-truckload (“LTL”) services	32.9	33.9	92.9	96.2
Fuel surcharges	33.8	18.7	90.1	51.5
Freight brokerage	3.1	4.4	10.6	11.5
Equipment rental	1.3	1.5	4.1	4.0
Total revenue	132.5	114.7	378.2	334.3
Operating expenses	128.9	116.0	376.3	339.4
Income (loss) from operations	$3.6	$(1.3)	$1.9	$(5.1)
Operating ratio [b]:	97.3%	101.1%	99.5%	101.5%
Total truckload revenue	$61.4	$56.2	$180.5	$171.1
LTL revenue	32.9	33.9	92.9	96.2
Total linehaul and dedicated fleet revenue	94.3	90.1	273.4	267.3
Weekly average trucks in service	2,011	2,097	2,029	2,136
Revenue per truck per week[c]	$3,208	$3,113	$3,125	$3,114
Statistical and revenue data [d]:
Truckload total linehaul miles [e]	40.7	40.2	123.1	122.2
Truckload loaded miles [e]	36.9	36.1	112.0	110.1
Truckload empty mile ratio [f]	9.4%	9.8%	9.0%	9.9%
Truckload linehaul revenue per total mile	$1.34	$1.31	$1.32	$1.30
Truckload linehaul revenue per loaded mile	$1.48	$1.45	$1.45	$1.44
Truckload linehaul shipments [g]	39.0	36.6	115.1	116.0
Truckload loaded miles per shipment	946	987	973	949
LTL hundredweight [g]	2,190	2,225	6,397	6,438
LTL linehaul revenue per hundredweight	$15.04	$15.24	$14.53	$14.95

Tractors in service as of September 30			2,016	2,076
Trailers in service as of September 30			4,364	4,005
Non-driver employees as of September 30			846	923

Notes:
a)	Revenue amounts are stated in millions of dollars. The amounts presented in the table may not agree to the amounts shown in the accompanying statements of income due to rounding.
b)	Operating expenses divided by revenue.

c)
Average weekly asset-based revenue, divided by weekly average trucks in service.  (Note: prior period numbers will not match those presented in earlier filings.  Because of the significant increase in our non-asset-based revenue, we now exclude that number in calculating revenue per truck per week in order to avoid any misleading calculated results.

d)
The year-to-date and quarterly data presented in the table for the three quarters of 2008 and 2007 reflect changes in the manner in which data regarding the numbers of miles, shipments and hundredweight is tabulated.  Accordingly, the addition of the quarterly data presented in the table to the year-to-date data reported in previous reports will not necessarily agree with the year-to-date data reported in this table.

e)	In millions.
f)	One minus the quotient of full-truckload loaded miles divided by full-truckload total linehaul miles.

g)	In thousands.

Other selected, consolidated financial information for the nine months ended, or as of, September, 2008 and 2007 is as follows (unaudited and in thousands):
	2008	2007
Depreciation and amortization expense	$17,568	$18,239
Expenditures for property, plant and equipment	$19,006	$11,893
Proceeds from sale of property, plant and equipment	$11,459	$11,251

Cash and cash equivalents	$2,243	$8,650
Long-term debt	$5,800	$--